EXHIBIT 23.2

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the, Inducement Restricted Stock Units, Inducement Option Award, and Inducement Performance Share Units of SunOpta Inc. of our reports dated February 28, 2024 with respect to the consolidated financial statements of SunOpta Inc. and the effectiveness of internal control over financial reporting of SunOpta Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

August 7, 2024